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                                                                   EXHIBIT 5.1
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                                 June 3, 1998


Cell Robotics International, Inc.
2715 Broadbent Parkway, N.E.
Albuquerque, New Mexico 87107

     Re:  S.E.C. REGISTRATION STATEMENT ON FORM S-3
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Ladies and Gentlemen:

     We have acted as counsel to Cell Robotics International, Inc. (the "Company") in connection with a Registration Statement to be filed with the United Stated Securities and Exchange Commission, Washington, D.C., pursuant to the Securities Act of 1933, as amended, covering the registration of an aggregate of (i) 78,788 shares of the Company's Series A Convertible Preferred Stock, $0.04 par value ("Preferred Stock"), (ii) 157,576 Common Stock Purchase Warrants ("Warrants") and (iii) 472,728 shares of the Company's common stock, $0.004 par value ("Common Stock") pursuant to the reoffer by certain Selling Securityholders, the conversion of certain shares of Preferred Stock and the exercise of certain Warrants. In connection with such representation of the Company, we have examined such corporate records, and have made such inquiry of government officials and Company officials and have made such examination of the law as we deemed appropriate in connection with delivering this opinion.

     Based upon the foregoing, we are of the opinion as follows:

     1. The Company has been duly incorporated and organized under the laws of the State of Colorado and is validly existing as a corporation in good standing under the laws of that state.

     2. The Company's authorized capital consists of twelve million five hundred thousand (12,500,000) shares of Common Stock having a par value of $0.004 each and two million five hundred thousand (2,500,000) shares of Preferred Stock having a par value of $0.04 each.

     3. The 472,728 shares of Common Stock being registered for sale and offered by the Company will, upon the valid conversion of the Preferred Stock and the valid exercise of the Warrants and payment of the Warrant exercise price, be lawfully and validly issued, fully paid and non-assessable shares of the Company's Common Stock.

     4. The 78,788 shares of Preferred Stock and 157,576 Warrants being registered for resale by the Selling Securityholders, are lawfully and validly issued, fully paid and non-assessable shares of the Company's Preferred Stock and Warrants of the Company, respectively.

                                        Sincerely,


                                        /s/ Nathan L. Stone
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                                        Nathan L. Stone

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